                           SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            ---------------------


                              BIO-VASCULAR, INC.
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:


     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:


     -------------------------------------------------------------------------

     (5) Total fee paid:


     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:


     -------------------------------------------------------------------------

     (3) Filing Party:


     -------------------------------------------------------------------------

     (4) Date Filed:


     -------------------------------------------------------------------------

                               Bio-Vascular, Inc.





January 25, 2000




Dear Shareholder:

You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Bio-Vascular, Inc. The meeting will be held on Tuesday, February 22, 2000, at 3:45 p.m., at the Minneapolis Marriott City Center Hotel, 30 South 7th Street, Minneapolis, Minnesota.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, which will include the election of directors.

Whether or not you can attend the meeting, please complete, sign, and mail the enclosed proxy card promptly so that your shares can be voted at the meeting according to your instructions.

                                           Sincerely,

                                           /s/ M. Karen Gilles

                                           M. Karen Gilles
                                           President and Chief Executive Officer

                               BIO-VASCULAR, INC.
                             2575 University Avenue
                       St. Paul, Minnesota 55114-1024 USA

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 22, 2000

                                ----------------

The Annual Meeting of Shareholders of Bio-Vascular, Inc. (the "Company") will be held at 3:45 p.m., local time, on Tuesday, February 22, 2000, at the Minneapolis Marriott City Center Hotel, 30 South 7th Street, Minneapolis, Minnesota for the following purposes as described in more detail in the accompanying Proxy
Statement:

1) To elect six (6) directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 5, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

All shareholders are invited to attend the Annual Meeting in person. If you are unable to do so, please be sure you are represented at the Annual Meeting by promptly completing and returning the accompanying proxy. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 /s/ Connie L. Magnuson

                                 Connie L. Magnuson
                                 Vice President-Finance, Chief Financial Officer and Corporate Secretary



Dated: January 25, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE PROXY FORM EXACTLY AS YOUR NAME(S) APPEARS ON THE FORM AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               BIO-VASCULAR, INC.
                             2575 University Avenue
                       St. Paul, Minnesota 55114-1024 USA

                            -------------------------

                               PROXY STATEMENT FOR
                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                FEBRUARY 22, 2000

                              --------------------


                                  INTRODUCTION

The Annual Meeting of Shareholders of Bio-Vascular, Inc. (the "Company") will be held at 3:45 p.m., local time, on Tuesday, February 22, 2000, at the Minneapolis Marriott City Center Hotel, Minneapolis, Minnesota, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Meeting.

A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies, and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock (the "Common Stock"), will be borne by the Company. Directors, officers, and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, personal conversation, facsimile or other electronic communication. The Company may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the Annual Meeting and voting in person. Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders, but lack any such specification, will be voted in favor of the election as directors of the nominees listed in this Proxy Statement.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES NAMED HEREIN.

The Company expects that this Proxy Statement, the Proxy and Notice of Meeting will first be mailed to shareholders on or about January 25, 2000.

                                VOTING OF SHARES

Only holders of record of shares of Common Stock at the close of business on January 5, 2000 will be entitled to vote at the Annual Meeting. On January 5, 2000, the Company had 8,973,552 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of 33-1/3% of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.

The election of a nominee for director requires the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Annual Meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against the matter. Shares represented by a proxy card indicating any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

                      PRINCIPAL SHAREHOLDERS AND BENEFICIAL
                             OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of November 30, 1999, unless otherwise noted, (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director and each nominee, (c) by each executive officer named in the Summary Compensation Table below, and (d) by all executive officers and directors as a group. Unless otherwise noted, each of the shareholders listed in the table or included within a group listed in the table possesses sole voting and investment power with respect to the shares indicated.

-------------------------------------------------------------------------
                                       Number of Shares      Percentage
               Beneficial Owner      Beneficially Owned/1/   Ownership
-------------------------------------------------------------------------
Perkins Capital Management, Inc./2/               602,950      6.7%
730 East Lake Street
Wayzata, MN  55391-1769
-------------------------------------------------------------------------
William G. Kobi/3/                                  9,000        *
-------------------------------------------------------------------------
Richard W. Perkins/4/                             174,750      1.9%
-------------------------------------------------------------------------
Anton R. Potami/5/                                 13,000        *
-------------------------------------------------------------------------
Timothy M. Scanlan/6/                              14,000        *
-------------------------------------------------------------------------
Edward E. Strickland/7/                           272,000      3.0%
-------------------------------------------------------------------------
M. Karen Gilles/8/                                145,929      1.6%
-------------------------------------------------------------------------
David A. Buche/9/                                  30,288        *
-------------------------------------------------------------------------
Connie L. Magnuson/10/                             22,351        *
-------------------------------------------------------------------------
B. Nicholas Oray/11/                               10,997        *
-------------------------------------------------------------------------
James F. Pfau/12/                                  94,364      1.1%
-------------------------------------------------------------------------
All Executive Officers and Directors
 as a Group (10 persons)/13/                      786,679      8.5%
-------------------------------------------------------------------------

* Less than 1%.

/1/ Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. As of November 30, 1999, there were 8,973,552 shares of Common Stock outstanding.

/2/ Excludes shares beneficially owned by Richard W. Perkins, a director of the Company and the controlling shareholder of Perkins Capital Management, Inc. ("PCM"), a registered investment advisor. PCM disclaims beneficial ownership of the 602,950 shares (the "PCM shares") held for the account of its clients. Of the 602,950 shares, PCM has sole investment power with regard to all such shares and sole voting power over 61,000 of such shares.

/3/ Includes 6,000 shares Mr. Kobi has the right to acquire within 60 days upon the exercise of options.

/4/ Includes 5,000 shares held by the Perkins Foundation, 78,500 shares held by various trusts of which Mr. Perkins is the sole trustee, and 56,250 shares held by Quest Venture Partners, of which Mr. Perkins is a 40% partner. Also includes 35,000 shares Mr. Perkins has the right to acquire within 60 days upon the exercise of options. Excludes the 602,950 PCM Shares. Mr. Perkins disclaims beneficial ownership of the PCM Shares.

/5/ Includes 12,000 shares Mr. Potami has the right to acquire within 60 days upon the exercise of options.

/6/ Includes 12,000 shares Mr. Scanlan has the right to acquire within 60 days upon the exercise of options.

/7/ Includes 55,000 shares Mr. Strickland has the right to acquire within 60 days upon the exercise of options.

/8/ Includes 115,183 shares Ms. Gilles has the right to acquire within 60 days upon the exercise of options.

/9/ Includes 23,086 shares Mr. Buche has the right to acquire within 60 days upon the exercise of options.

/10/ Includes 11,734 shares Ms. Magnuson has the right to acquire within 60 days upon the exercise of options.

/11/ Includes 7,314 shares Dr. Oray has the right to acquire within 60 days upon the exercise of options.

/12/ Includes 7,437 shares Mr. Pfau has the right to acquire within 60 days upon the exercise of options.

/13/ Includes 284,754 shares which may be acquired within 60 days upon the exercise of options.


ELECTION OF DIRECTORS

Nomination

The Bylaws of the Company provide that the Board of Directors (the "Board") shall consist of one or more members, with the number of directors determined by the shareholders at each regular meeting of the shareholders, subject to adjustment by the Board or the shareholders between such meetings. The number of directors is currently set at six (6).

The Board has nominated the six (6) individuals named below to serve as directors of the Company until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified. The election of the six nominees by the shareholders at the Annual Meeting will determine the number of directors in accordance with the Bylaws. All of the nominees are members of the current Board.

The election of each nominee requires the affirmative vote of a majority of the shares of the Common Stock present and entitled to vote in person or by proxy for the election of directors at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum to transact business. The Board recommends a vote FOR the election of each of the nominees listed below. In the absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Nominees

The following information has been furnished to the Company, as of November 30, 1999, by the persons who have been nominated by the Board to serve as directors for the ensuing year.

                                                                Director
         Name          Age                     Title              Since
         ----          ---                     -----              -----

Timothy M. Scanlan     53   Chairman of the Board and Director    1997

M. Karen Gilles        57   President, Chief Executive Officer    1997
                            and Director

William G. Kobi        55   Director                              1998

Richard W. Perkins     68   Director                              1987

Anton R. Potami        56   Director                              1997

Edward E. Strickland   72   Director                              1988

Other Information About Nominees

Timothy M. Scanlan. Mr. Scanlan has served on the Board of the Company since 1997 and as Chairman of the Board since 1998. Mr. Scanlan has served as President and Chief Executive Officer of the Scanlan Group of Companies since 1976. The Scanlan Group of Companies, a 79-year-old organization consisting of Scanlan International, Inc., Surgical Technologies, Inc., McLean Medical and Scientific, Inc. and Scanlan Group BV, designs, manufactures and distributes medical and surgical products and services worldwide. Mr. Scanlan serves on the Board of Directors of the Association of Operating Room Nurses Foundation, Automated Management Technologies and the Lillehei Surgical Society.

M. Karen Gilles. Ms. Gilles has served as President and Chief Executive Officer of the Company since July 1997 and as a Director of the Company since August 1997. Prior to July 1997, Ms. Gilles held the positions of Chief Financial Officer of the Company from December 1990, Vice President of Finance from 1989 and Secretary of the Company from November 1991. Ms. Gilles served as the Director of Finance and Administration of the Company from April 1989 to December 1989. Ms. Gilles also serves on the Board of Directors of Reuter Manufacturing Inc.

William G. Kobi. Mr. Kobi has served on the Board of the Company since 1998. Mr. Kobi has served as President, Chief Executive Officer and a director of Acumen Healthcare Solutions, Inc. since May 1997. Acumen is a medical software systems company, founded in 1997, involved in the electronic data collection for clinical trials, medical device tracking and managed care. From 1988 to April 1997, Mr. Kobi was owner of Kobi's Karvings and Log Home Supply, a non-medical business in northern Minnesota. From 1976 to 1988, Mr. Kobi was employed by SCIMED Life Systems Inc., in the positions of Director of Sales, Director of Marketing, Director of International Sales and as Vice President of Worldwide Sales for its cardiovascular division.

Richard W. Perkins. Mr. Perkins has served on the Board of the Company since 1987. He has served as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, since 1984. Mr. Perkins also serves on the Board of Directors of the following public companies:
LifeCore Biomedical, Inc., IntelliFilm Corporation, CNS, Inc., Nortech Systems, Inc., Eagle Pacific Industries, Inc., Quantech Ltd., Vital Images, Inc. and Harmony Holdings, Inc.

Anton R. Potami. Mr. Potami has served on the Board of the Company since 1997. Mr. Potami has served as President and Chief Executive Officer of the William C. Norris Institute since September 1996. The William C. Norris Institute is a non-profit organization established to operate as a catalyst to change educational processes and for the development of small, technology-based businesses. From 1983 to September 1996, Mr. Potami was Associate Vice President in the Office of Research and Technology Transfer at the University of Minnesota. Mr. Potami serves on the Board of Directors of several private organizations, institutions, and companies including the Minnesota Cooperation Office, International Hearing Foundation, Minnesota Wave Tech, Inc. and Impact Energy Controls, Inc.

Edward E. Strickland. Mr. Strickland has served on the Board of the Company since 1988. Mr. Strickland has been an independent financial consultant since 1986. Mr. Strickland serves on the Board of Directors of Communications Systems, Inc., Hector Communications, Inc., Quantech Ltd. and Reuter Manufacturing, Inc.

Information About the Board and its Committees

The Board met five times during the fiscal year ended October 31, 1999. Each of the directors attended, either in person or by telephonic conference, at least 75% of the meetings of the Board and all such committees on which such director served during the 1999 fiscal year. The committees of the Board during the 1999 fiscal year, and the members of those committees, are listed below:

         Audit                  Compensation              Nominating
         -----                  ------------              ----------

Edward E. Strickland          Richard W. Perkins      Timothy M. Scanlan
  (Chair)                       (Chair)                 (Chair)
William G. Kobi               William G. Kobi         William G. Kobi
Anton R. Potami               Anton R. Potami         Richard W. Perkins
                                                      Anton R. Potami
                                                      Edward E. Strickland

The Audit Committee is responsible for the selection of the auditors and the review of the auditor's engagement letter. The Audit Committee receives the auditor's report and may recommend changes in the accounting systems of the Company, if so warranted.

The Compensation Committee's function is to determine compensation for the officers of the Company, to provide for management continuity and to administer the Company's stock-based compensation plans. See "Compensation Committee Report on Executive Compensation" below for a more detailed discussion of the function of the Compensation Committee.

The Nominating Committee is responsible for the selection and nomination of qualified candidates to serve on the Board. While the Nominating Committee will consider nominees recommended by the Company's shareholders, it has neither actively solicited nominations nor established any procedures for this purpose.

During the 1999 fiscal year, the Audit, Compensation and Nominating Committees each met once.

Directors' Compensation

Upon election to the Board and as compensation for their services as directors, each non-employee director receives options under the Bio-Vascular, Inc. 1992 Directors' Stock Option Plan (the "Director Plan") to purchase 18,000 shares of Common Stock. These options vest in equal one-third increments on each successive October 31 beginning one year after the date of grant and are exercisable at a price equal to the fair market value of one share of Common Stock on the date of grant. On the third and sixth anniversaries of each non-employee director's election to the Board, such non-employee director will receive options under the Director Plan to purchase 21,000 and 24,000 shares of Common Stock, respectively, vesting in one-third increments on each successive October 31 following the date of grant at an exercise price equal to the fair market value on the date of grant. Options granted under the Director Plan have a term of eight years and are exercisable for a period of five years after vesting.

The Board currently meets periodically throughout the year and at the annual meeting of the Company's shareholders. Directors receive compensation of $1,000 per month for being a member of the Board and $500 for each Board meeting attended. In addition, all members of the Board are reimbursed for out of pocket expenses in connection with attending a Board meeting. Committee members receive additional compensation of $250 for each Audit and/or Compensation Committee meeting attended. No additional compensation is received for service on the Nominating Committee.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the cash and non-cash compensation paid or earned during the fiscal years ending October 31, 1999, 1998 and 1997 by the Chief Executive Officer of the Company and the four other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended October 31, 1999.

Summary Compensation Table

--------------------------------------------------------------------------------------------------------------------
Name and Principal Position      Year       Annual Compensation         Long Term Compensation
                                         --------------------------- ----------------------------- -----------------
                                          Salary ($)    Bonus ($)      Restricted     Securities      All Other
                                                                         Stock        Underlying     Compensation
                                                                      Award ($)/1/    Options (#)        ($)
--------------------------------------------------------------------------------------------------------------------
M. Karen Gilles/2/              1999       $ 200,000    $ 32,000       $ 80,110/3/       44,138        $     -
President and Chief Executive   1998         175,000      12,000              -               -              -
Officer                         1997         135,833       7,500              -         150,000              -
--------------------------------------------------------------------------------------------------------------------
David A. Buche/4/               1999       $ 120,000    $ 18,000       $      -               -        $     -
Vice President of Sales and     1998         106,250       4,400         41,251/5/       27,308              -
Marketing                       1997          79,000      23,326              -               -              -
--------------------------------------------------------------------------------------------------------------------
Connie L. Magnuson/6/           1999       $ 120,000    $ 19,200       $      -           -            $     -
Vice President of Finance       1998         107,532       6,400         43,999/7/       30,467              -
and Chief Financial Officer     1997               -           -              -               -              -
--------------------------------------------------------------------------------------------------------------------
B. Nicholas Oray, Ph.D./8/      1999       $ 120,000    $ 12,000       $      -               -        $18,501/10/
Vice President of Research      1998          64,154       2,600         41,999/9/       24,066         10,452/10/
and Development                 1997               -           -              -               -              -
--------------------------------------------------------------------------------------------------------------------
James F. Pfau/11/               1999       $ 132,000    $ 30,000      $       -               -        $     -
President of Jerneen            1998          35,000       4,000         42,097/12/      26,335              -
                                1997               -           -              -               -              -
--------------------------------------------------------------------------------------------------------------------

/1/ Restricted stock grants are valued at the market price on the day of grant regardless of whether such shares have vested. To date, the Company has not paid dividends on its Common Stock, including shares of Common Stock subject to restricted stock grants.

/2/ Ms. Gilles was named President and Chief Executive Officer of the Company in July 1997, having served as Vice President of Finance and Chief Financial Officer up to such time.

/3/ As of October 31, 1999, Ms. Gilles had aggregate unearned restricted stock holdings of 16,551 shares valued at $37,240 as of such date. Effective February 23, 1999, Ms. Gilles was granted 22,069 shares of restricted stock, vesting in one installment of 5,518 shares on October 31, 1999 and three installments of 5,517 shares on October 31, 2000, 2001 and 2002.

/4/ Mr. Buche was named Vice President of Sales and Marketing of the Company in January 1998 having served as Marketing Director from November 1997 up to such time and as International Sales Manager through October 1997.

/5/ As of October 31, 1999, Mr. Buche had aggregate unearned restricted stock holdings of 5,415 shares, valued at $12,184 as of such date. Effective January 16, 1998, Mr. Buche was granted 10,154 shares of restricted stock, vesting in one installment of 2,031 shares on October 31, 1998, two installments of 2,708 shares on October 31, 1999 and 2000 and 2,707 shares on October 31, 2001.

/6/ Ms. Magnuson was named Vice President of Finance and Chief Financial Officer of the Company in November 1997.

/7/ As of October 31, 1999, Ms. Magnuson had aggregate unearned restricted stock holdings of 5,866 shares valued at $13,199 as of such date. Effective November 10, 1997, Ms. Magnuson was granted 11,733 shares of restricted stock, vesting in one installment of 2,934 shares on October 31, 1998 and three installments of 2,933 shares on October 31, 1999, 2000 and 2001.

/8/ Dr. Oray was named Vice President of Research and Development of the Company in April 1998.

/9/ As of October 31, 1999, Dr. Oray had aggregate unearned restricted stock holdings of 4,876 shares valued at $10,971 as of such date. Effective April 20, 1998, Dr. Oray was granted 8,533 shares of restricted stock, vesting in one installment of 1,219 shares on October 31, 1998 and three installments of 2,438 shares on October 31, 1999, 2000 and 2001.

/10/ "All Other Compensation" paid to Dr. Oray is comprised entirely of relocation-related expenses.

/11/ Mr. Pfau was named the President of Jerneen upon the Company's acquisition of Jerneen on July 31, 1998.

/12/ As of October 31, 1999, Mr. Pfau had aggregate unearned restricted stock holdings of 5,949 shares valued at $13,385 as of such date. Effective July 31, 1998, Mr. Pfau was granted 9,668 shares of restricted stock, vesting in one installment of 744 shares at October 31, 1998, two installments of 2,975 shares on October 31, 1999 and 2000 and 2,974 shares on October 31, 2001.

Option Grants and Exercises

The following tables provide information for the year ended October 31, 1999 as to individual grants and aggregate exercises of options to purchase shares of the Common Stock by each of the executive officers named in the Summary Compensation Table and the potential realizable value at October 31, 1999 of the options granted to such persons in fiscal 1999.

Option Grants in Last Fiscal Year

-------------------------------------------------------------------------------------------------------------------
                                              Individual Grants
                           ---------------------------------------------------------
          Name              Number of     % of Total     Exercise      Expiration     Potential Realization Value
                            Securities      Options       or Base         Date        at Assumed Annual Rates of
                            Underlying    Granted to       Price                        Stock Appreciation for
                             Options     Employees in     ($/Sh)                             Option Term/1/
                             Granted      Fiscal Year
                                                                                     ------------------------------
                                                                                          5%             10%
-------------------------------------------------------------------------------------------------------------------
M. Karen Gilles              44,138/2/       18.6%        $ 3.63        10/31/07       $ 87,393       $ 216,718
-------------------------------------------------------------------------------------------------------------------
David A. Buche                  -              -             -             -               -              -
-------------------------------------------------------------------------------------------------------------------
Connie L. Magnuson              -              -             -             -               -              -
-------------------------------------------------------------------------------------------------------------------
B. Nicholas Oray, Ph.D.         -              -             -             -               -              -
-------------------------------------------------------------------------------------------------------------------
James F. Pfau                   -              -             -             -               -              -
-------------------------------------------------------------------------------------------------------------------

/1/ Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock will appreciate at the assumed annual rates shown (5% and 10%), compounded annually from the date of grant of the option until the end of the option term. These assumed annual rates are applied pursuant to Securities and Exchange Commission (the "SEC") rules and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the continued employment of the named executive by the Company. There can be no assurance that the amounts reflected in this table will be realized.

/2/ Reflects a grant of 44,138 stock options to Ms. Gilles during fiscal 1999, exercisable at the fair market value of the underlying stock on the date of grant, under the Company's 1995 Stock Incentive Plan. The options vest in two installments of 11,035 on October 31, 1999 and 2000 and two installments of 11,034 on October 31, 2001 and 2002. The options expire five years after the vest date.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

--------------------------------------------------------------------------------------------------------------------
                             Shares        Value           Number of Securities
                            Acquired    Realized ($)  Underlying Unexercised Options       Value of Unexercised
          Name                 on                                   at                   In-the-Money Options at
                            Exercise                         October 31, 1999               October 31, 1999/2/
                              (#)/1/                  -------------------------------- -----------------------------
                                                      Exercisable      Unexercisable   Exercisable  Unexercisable
--------------------------------------------------------------------------------------------------------------------
M. Karen Gilles                 -            -           115,183          93,103             -            -
--------------------------------------------------------------------------------------------------------------------
David A. Buche                  -            -            23,086          19,496             -            -
--------------------------------------------------------------------------------------------------------------------
Connie L. Magnuson              -            -            11,734          18,733             -            -
--------------------------------------------------------------------------------------------------------------------
B. Nicholas Oray, Ph.D.         -            -             7,314          16,752             -            -
--------------------------------------------------------------------------------------------------------------------
James F. Pfau                   -            -             7,437          18,898             -            -
--------------------------------------------------------------------------------------------------------------------

/1/ The Company's option plans generally provide that the exercise price of options must be paid in cash, except that the Compensation Committee, in its sole discretion, may allow payment by delivery of shares of Common Stock having an aggregate fair market value equal to the exercise price or may allow the exercise price to be financed by the Company upon such terms and conditions as the Compensation Committee may determine.

/2/ Based upon the market value of the underlying Common Stock on October 29, 1999 of $2.25, as reported by the Nasdaq National Market, less the exercise price.

Compensation Committee Report on Executive Compensation

Overview and Philosophy

The Compensation Committee is currently composed of three of the Company's outside directors. The Compensation Committee's responsibilities are to:

o Review and recommend compensation policies and compensation levels for the Company's executive officers to the Board;

o    Review and recommend plans to provide management continuity to the Board;
     and

o Administer the Company's stock based compensation plans. The Compensation Committee determines who will participate in such plans and the extent and terms of such participation, and approves all transactions involving stock based compensation.

The Compensation Committee's objectives in recommending executive compensation policies and compensation levels for the Company's executive officers are: (i) to attract and retain qualified executive officers; (ii) to align the interests of those executive officers with those of the Company's shareholders; and (iii) to encourage the development of a cohesive management team. The Compensation Committee believes that base salaries need to be moderately to aggressively competitive to attract and retain qualified executive officers, that the executive officers need to be provided with stock ownership opportunities to align their interests with those of the Company's shareholders and that incentive compensation should be based primarily on the accomplishment of Company performance in the interest of building a cohesive management team.

Executive Compensation Program Components

The Company's executive compensation program focuses on Company and individual performance as measured against goals confirmed by the Compensation Committee. The Compensation Committee places primary emphasis on Company performance rather than individual performance in order to inspire the Company's executives to work as a team to accomplish Company objectives. Components of the Company's executive officer compensation program include base salary, annual cash incentive compensation, stock option grants and restricted stock awards, as well as various benefits which are presently available to all employees of the Company. Each component of the executive officer compensation program is discussed in greater detail below.

Base Salary

The Compensation Committee's recommendations regarding the base salary of each of the Company's executive officers are based on a number of factors, including the executive officer's experience and past performance, the level of skill and responsibility required by the executive's position and his or her qualifications for the position. The Compensation Committee also considers competitive salary information gathered by outside consultants and through comparative surveys pertaining specifically to the medical device industry as well as to companies of similar size in other industries. As a result, the population of companies for which competitive salary data is obtained is broader than the industry peer group established to compare shareholder returns in the Performance Graph set forth below. In general, the Compensation Committee seeks to set executive officer base salary at moderately to aggressively competitive levels in relation to the companies with which the Company competes for executives. Base salaries are determined prior to the beginning of each fiscal year following a review of the above factors by the Compensation Committee and may also be adjusted based on Company performance and the executive officer's impact thereon, cost of living, promotion or merit factors.

The base salary compensation component for each executive officer, other than Ms. Gilles, was determined by Ms. Gilles and reviewed and approved by the Compensation Committee based on the factors discussed above. Ms. Gilles' compensation was increased in July 1997 in conjunction with her appointment as Chief Executive Officer of the Company. Based on the timing of the increase in July 1997, the Board of Directors did not increase Ms. Gilles' fiscal 1998 base salary. In fiscal 1999, based upon the aforementioned factors, Ms. Gilles' base salary was increased by $25,000 to $200,000 per year.

Annual Cash Incentive Compensation

The Company's annual cash incentive compensation program is designed to provide a direct financial incentive to the Company's executive officers for the achievement of specific Company and individual performance goals.

Under general guidelines established by the Compensation Committee, each of the Company's executive officers are eligible to receive up to 20% of their base salary in annual cash incentive compensation based on certain criteria established by the Compensation Committee. Of this amount, the Compensation Committee's guidelines provide that 40% is based on achievement of internal segment net revenue goals, 40% on the achievement of internal segment operating income goals and the remaining 20% on a subjective evaluation by the Compensation Committee of the individual executive officer's performance during the period. At the Compensation Committee's discretion, the amount of annual cash incentive compensation may be increased to more than 20% of an executive officer's base salary in the event of performance by that executive above and beyond what is normally called for by the executive's position. Cash incentive compensation for Ms. Gilles and Ms. Magnuson is determined according to the above guidelines taking both of the Company's segments into account equally. The Compensation Committee may also pay a cash-hiring bonus at the time an executive officer joins the Company. Incentive compensation for fiscal 1999 was earned by all executive officers in accordance with the plan discussed above.

Stock Option Program

By granting options to purchase Common Stock to the executive officers of the Company, the Compensation Committee seeks to align the long-term interests of the Company's executive officers with those of its shareholders by creating a strong and direct nexus between executive compensation and shareholder return and enabling executives to develop and maintain a significant ownership position in the Company.

The 1995 Plan authorizes the Compensation Committee to issue executive officers incentive stock options having an exercise price not less than the fair market value of the Common Stock on the date of grant (or, for an incentive option granted to a person holding more than 10% of the Company's voting stock, at not less than 110% of fair market value), and non-statutory options having an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the 1995 Plan have a term fixed by the Compensation Committee at the time of grant, which term may not exceed 10 years. All other terms of options granted under the 1995 Plan may be determined by the Compensation Committee and different restrictions may be established with respect to different recipients of stock options.

General guidelines established by the Compensation Committee provide for the grant to each executive officer of options having a value up to 20% of such executive officer's base salary on the date of grant, calculated on the basis of the fair market value of the Common Stock underlying the options on the date of grant. The Compensation Committee determines the number of options and the terms and conditions of such options based on certain factors, including the past performance of the executive officer, the executive officer's potential impact on the achievement of the Company's objectives, past grants or awards of stock-based compensation and on comparative compensation data regarding option grants by companies within the medical device industry as well as within a broader group of companies of comparable size and complexity. Additionally, options may be granted to an executive officer as an incentive at the time the executive officer joins the Company.

During fiscal 1999, based upon the aforementioned guidelines and factors, Ms. Gilles was awarded a four-year option grant equal to 20% of her base salary, vesting in annual installments through October 31, 2002. As of October 31, 1998, Ms. Gilles became fully vested in her final installment of the four-year option grant received in 1995 in connection with her position as Vice President of Finance and Chief Financial Officer.

Restricted Stock Awards

The Compensation Committee may also grant stock-based compensation to the Company's executive officers in the form of restricted stock awards. Under general guidelines established by the Compensation Committee, executive officers of the Company are eligible to receive awards of restricted stock having a value equal to up to 10% of their base salary in a given year, divided by the market price of the Common Stock on the date of grant. Although each award of restricted stock is subject to terms and conditions established by the Compensation Committee, such awards generally consist of four-year grants of the number of shares determined as provided above, which vest in equal installments over the four year period conditioned on the executive's continued employment by the Company. In determining whether to grant shares of restricted stock to an executive officer of the Company, the Compensation Committee evaluates the past performance of the executive officer, the executive officer's potential impact on the achievement of the Company's objectives and past grants or awards of stock-based compensation to the executive officer. Restricted stock may also be awarded by the Compensation Committee upon the hiring of executive officers as an incentive to join the Company.

During fiscal 1999, based upon the aforementioned guidelines and factors, Ms. Gilles was granted a four-year award of restricted stock equal to 10% of her base salary, vesting in annual installments through October 31, 2002. As of October 31, 1998, Ms. Gilles became fully vested in her final installment of the four-year restricted stock award received in 1995 in connection with her position as Vice President of Finance and Chief Financial Officer.

Benefits

The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan to the executive officers. The same benefits are available to all Company employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of each executive officer's annual salary for fiscal 1999.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of certain compensation paid to each of the chief executive officer and the four other most highly compensated executives of a publicly held corporation to $1,000,000. In fiscal 1999, the Company did not pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 and does not believe it will do so in the near future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1 million.

                                    Richard W. Perkins (Chair)
                                    William G. Kobi
                                    Anton R. Potami
                                    Members of the Compensation Committee

Management Agreements

Each of the executive officers of the Company named in the Summary Compensation Table has entered into a severance agreement providing severance benefits upon termination resulting from a change of control with the Company. These severance agreements provide for certain payments in the event that within twelve months subsequent to a change in control of the Company or, in certain circumstances, immediately prior to a change in control of the Company, the officer's employment is terminated involuntarily by the Company or by the executive officer due to a material change of position or benefits of the executive officer (a "Qualifying Termination"). As defined in these agreements, a "change in control" means: (i) the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any third party; (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iii) a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of a Current Report on Form 8-K pursuant to
Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control will be deemed to have occurred at such time as: (A) any third party is or becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote for elections of directors, or (B) individuals who constitute the Board on the date of the agreement (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election, by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination) will, for purposes of this clause (B), be deemed to be a member of the Incumbent Board.

Upon a Qualifying Termination, in addition to salary and benefits then due and in addition to any other benefits due under the Company's compensation plans, the terminated executive officer is entitled to: (a) a lump sum payment equal to the product of the executive officer's highest monthly compensation for the previous twelve month period multiplied by thirty-six (36); (b) reimbursement for all legal fees and expenses incurred by the executive officer as a result of such termination; and (c) for a thirty-six (36) month period following such termination, life and health insurance benefits substantially similar to those the executive officer was receiving at the time of termination.

The severance agreements for the named executive officers provide that in the event that any payment or benefit received by the executive officer pursuant to the severance agreement or any other payments the officer has the right to receive from the Company in connection with a change in control of the Company would not be deductible by the Company under Section 280G of the Code, such severance payments will be reduced so that no portion of such payments is not deductible by reason of Section 280G of the Code.

Certain Transactions

In 1997, the Company entered into a distribution agreement with Scanlan International, Inc. ("Scanlan International"), a medical and surgical products distributor, granting Scanlan International the exclusive right to act as a sales representative for the Company's products within Latin America. In exchange for marketing and selling the Company's products, Scanlan International will be paid a commission of 20% on net sales to Latin America during the term of the agreement. The agreement has an initial term ending October 31, 2000, subject to annual renewal thereafter. Mr. Timothy M. Scanlan is the Chairman of the Board of Directors of the Company and is the President and Chief Executive Officer of the parent company of Scanlan International. Commissions paid to Scanlan International totaled $4,000 and $2,000 for fiscal 1999 and 1998, respectively. There was no sales activity resulting from this agreement in fiscal 1997.

Performance Graph

In accordance with the rules of the Securities and Exchange Commission, the following performance graph compares the performance of the Company's Common Stock on the Nasdaq SmallCap Market prior to September 21, 1995, and on the Nasdaq National Market thereafter, to an index for the Nasdaq Stock Market (U.S. Companies) prepared by the Center for Research in Securities Prices and to a self-determined peer group of seven companies identified at the bottom of the graph. The graph compares the cumulative total stockholder return as of the end of each of the Company's last five fiscal years on $100 invested at the beginning of the period and assumes reinvestment of all dividends.

                                    [GRAPH}

--------------------------------------------------------------------------------

                                     Legend

  Date                  Company Index    Market Index     Peer Index
--------                -------------    ------------     ----------

10/31/94                  100.0            100.0            100.0
10/31/95                  259.1            134.6            189.2
10/31/96                  115.9            158.9            156.0
10/31/97                   88.6            209.2            135.7
10/30/98                   84.2            234.1             94.5
10/29/99                   53.2            390.8             97.9


Companies in the Self-Determined Peer Group

          ATS MEDICAL INC.                               ANGEION CORPORATION
          EVEREST MEDICAL CORPORATION                    MINNTECH CORPORATION
          POSSIS MEDICAL INC.                            REHABILICARE INC.
          ROCHESTER MEDICAL CORPORATION

Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.   The index level for all series was set to $100.0 on 10-31-1994.
--------------------------------------------------------------------------------

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during, or with respect to, the period ended October 31, 1999: (1) In April 1999, Ms. M. Karen Gilles, President and Chief Executive Officer, filed a report one month late on Form 4 (required by Section 16 of the Exchange Act) in connection with the Company's grant of shares of restricted stock and stock options to her, and (2) Mr. Edward E. Strickland, director, failed to file on a timely basis a report on Form 4 (required by Section 16 of the Exchange Act), relating to his June 1999 open market purchase of 12,000 shares of Common Stock.

                              INDEPENDENT AUDITORS

The Audit Committee has not yet met to select the independent certified public accountants to audit the Company's financial statements for the year ending October 31, 2000. PricewaterhouseCoopers LLP was the Company's independent public accounting firm for fiscal 1999. The Company has requested and expects a representative of PricewaterhouseCoopers LLP to be present at the Annual Meeting to make a statement if he or she so desires and to respond to appropriate questions.

                      PROPOSALS FOR THE NEXT ANNUAL MEETING

Shareholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Shareholders must be received by the Company on or before September 26, 2000 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

A shareholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company's proxy statement must notify the Company by December 8, 2000. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.

                                  ANNUAL REPORT

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED OCTOBER 31, 1999 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF JANUARY 5, 2000, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: BIO-VASCULAR, INC., 2575 UNIVERSITY AVENUE, #180, ST. PAUL, MINNESOTA, 55114-1024; ATTN: SHAREHOLDER INFORMATION, OR BY ELECTRONIC MAIL TO INFO@BIOVASCULAR.COM.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ M. Karen Gilles

                                    M. Karen Gilles
                                    President and Chief Executive Officer

January 25, 2000
St. Paul, Minnesota

     Please mark your
[X]  votes as in this
     example.


                     FOR all nominees listed
                    below (except as marked to     AGAINST all nominees
                       the contrary below).            listed below

1.  Election of                 [ ]                        [ ]
    Directors


(Instruction: To vote against any individual nominee, strike a line through the nominee's name.)

M. KAREN GILLES                 ANTON R. POTAMI
WILLIAM G. KOBI                 TIMOTHY M. SCANLAN
RICHARD W. PERKINS              EDWARD E. STRICKLAND

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 above.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.
If a partnership, please sign in partnership name by authorized person.

Dated: ________________________________, 2000

_____________________________________________
                Signature

_____________________________________________
         Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                               BIO-VASCULAR, INC.

               This Proxy is solicited by the Board of Directors

    The undersigned hereby appoints M. KAREN GILLES and CONNIE L. MAGNUSON, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Bio-Vascular, Inc. (the "Company") held of record by the undersigned on January 5, 2000, at the Annual Meeting of Shareholders to be held on February 22, 2000, or any adjournment thereof.

                        (To be Signed on Reverse Side)

                                                              ---------------
                                                                SEE REVERSE
                                                                   SIDE
                                                              ---------------